May 5, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Nationwide Dependability

On April 28th, the Federal Home Loan Bank System’s Office of Finance announced the Combined Operating Highlights for the Federal Home Loan Banks for the first quarter of 2017. The strong performance that has defined our System continued in the first three months of the year. The System posted net income of $812 million, and all 11 Home Loan Banks were profitable for the quarter. These 11 Home Loan Banks had a combined $660.7 billion in advances out to members at the end of the first quarter — more than half a trillion dollars supporting housing and economic development in communities across the country. Just as we are a reliable partner for our 324 members, so too is the System for the nation’s 7,100 local lenders. The continued strong performance of the System as a whole and the stability of each individual Home Loan Bank keeps the Federal Home Loan Bank System positioned to be a dependable support system for community lending nationwide.

FHLBNY Announces First Quarter Operating Highlights

On April 26th, we announced our Operating Highlights for the first quarter of 2017. Your cooperative continues to serve as a reliable funding partner, with $101.4 billion in advances out to our members at quarter-end. For the quarter, we posted net income of $69.6 million, which reflects our decision to take a one-time charge of $70 million in the quarter to settle all claims related to the 2008 Lehman Brothers bankruptcy. Excluding the Lehman settlement, our net income would have been $132.6 million for the quarter – a year-over-year increase of 58.9 percent.

AHP Grant Application Window Now Open

Our Affordable Housing Program (“AHP”) 2017 Competitive Round is now open, and applications for grant funding are available at fhlbny.com/ahp2017. The AHP program is funded through our earnings from the previous year, and 2016 was a strong year for our franchise. As a result, we have approximately $33.2 million to award to affordable housing initiatives as part of the 2017 Round. Applications must be received by 5:00 p.m. ET on Friday, June 9th. The AHP provides our members with an opportunity to make an immediate and lasting impact in their communities, and I encourage all of our members to submit applications.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.